STERLING HOUSE CORPORATION
                                 Suite 500
                            453 South Webb Road
                             Wichita, KS  67207
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	                          To Be Held on May 23, 1997
To the Stockholders of
Sterling House Corporation

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of
Stockholders of Sterling House Corporation(the "Company") will be held at the Wichita Marriott Hotel, 9100 Corporate Hills Drive, Wichita, Kansas 67207,on the 23rd day of May, 1997, at 9:00 a.m. (local time) for the following purposes:

1.	To elect two (2) directors to hold office until the 2000 Annual
Meeting of Stockholders of theCompany or until their respective successors shall have been duly elected and shall have qualified;

2.	To ratify the amendment of the Company's 1995 Incentive Plan by allocating 400,000 additionalshares of Common Stock to be potentially issued pursuant to the terms of the Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as independentauditors for the Company for the fiscal year ending December 31, 1997; and

4.	To transact such other business as may properly come before the
meeting or any adjournmentsthereof.	Only common stockholders of record
at the close of business on April 4, 1997, are entitled to notice of and to vote at the annual meeting.

	All stockholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE FILL IN, SIGN AND DATE THE
ENCLOSED PROXYAND RETURN IT IN THE ACCOMPANYING
ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy maybe revoked by appropriate notice to the Secretary of Sterling House
Corporation at any time prior to the voting thereof.
			BY ORDER OF THE BOARD OF DIRECTORS
			R. Gail Knott,
			Chief Financial Officer, Secretary and Treasurer
Wichita, Kansas
April 10, 1997

                                          STERLING HOUSE CORPORATION
                                                     Suite 500
                                              453 South Webb Road
                                                Wichita, KS  67207
                                                             (316) 684-8300

                                                              April 10, 1997
                                                      PROXY STATEMENT
                         FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                               TO BE HELD MAY 23, 1997

This Proxy Statement and the accompanying Proxy and Notice of Annual
Meeting of Stockholders are furnished to holders of common shares, no par value (the "Common Shares"), of Sterling House Corporation (the "Company") in connection with the solicitation by its Board of Directors
(the "Board") of proxies to be used at the1997 Annual Meeting of
Stockholders of the Company (the "Annual Meeting") to be held on May
23, 1997, at 9:00 a.m. at the Wichita Marriott Hotel, 9100 Corporate Hills Drive, Wichita, Kansas 67207, and at any postponements or adjournments thereof. Only those stockholders of record at the close of business on
April 4, 1997, will be entitledto receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying
Proxy and Notice of Annual Meeting of Stockholders are first being
mailed to stockholders on or about April 10, 1997.	All Common Shares
represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the Proxy. If no directions have been specified on a Proxy, the Common Shares represented by that Proxy will
be voted as follows:	"FOR" the election of Directors of the nominees
named on the accompanying proxy;	"FOR" the ratification of the
amendment of the Sterling House Corporation 1995 Incentive Plan(the "Incentive Plan") by allocating 400,000 additional Common Shares to be
potentially issued pursuant to the termsof the Incentive Plan; and	"FOR"
the ratification of the selection of Ernst & Young LLP as independent certified public accountants for the Company for fiscal year 1997.

	Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters. Without affecting any vote previously taken, a stockholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing mailed to R.

Gail Knott,Secretary of the Company, at the Company's executive offices at Suite 500, 453 South Webb Road, Wichita, Kansas 67207, by executing a subsequent Proxy, or by attending the Annual Meeting and declaring to the Company suchstockholder's  intent to vote in person.  Attendance at the Annual Meeting will not, in and of itself, constitute revocationof a
Proxy.	The presence, in person or by proxy, of the holders of a majority of the Common Shares issued andoutstanding on April 4, 1997, is necessary to constitute a quorum at the Annual Meeting. As of March 3, 1997, theCompany had 5,038,836 Common Shares issued and outstanding.

	Under Kansas law and the Company's Restated and Amended
Bylaws, each stockholder is entitled to one votefor each Common Share held. Common Shares represented in person or by proxy but not voted with respect to aproposal are counted as present. In votes other than for the election of directors, the effect of abstention or a non-voteis the same as a "no" vote. In the election of directors, Common Shares as to which the authority to vote is withheldand the Common Shares represented in person or by proxy but not voted with respect to the election of directors arenot counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

	All costs of solicitation of the proxies will be borne by the Company. Solicitation will be made by mail.Proxies may be further solicited at no additional compensation by officers, directors, or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokeragefirms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxymaterials to the beneficial owners of Common
Shares of the Company. No solicitation will be made by speciallyengaged employees or other paid solicitors.

         DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

	The names of the directors and executive officers of the Company, their respective ages, positions anddirector's terms are as follows:

		                                                                                  Director
Name	                           Age 	     Positions and Offices Held                  Term
------------------------        ---       -----------------------------             --------
Timothy J. Buchanan             43	       Chairman of the Board,                      1998
                                          Chief	Executive Officer and Director
Steven L. Vick                  38	       President and Director  	                   1998
R. Gail Knott                   42	       Chief Financial Officer,
                                          Secretary and Treasurer
Gary W. Anderson                46	       Senior Vice President - Operations
Michael F. Frey   	             41	       President of BCI Construction, Inc.
Marla L. Lopeman                47	       Vice President - Marketing
Gary L. Nelson                  50	       Vice President - Property,
                                          BCI Construction,Inc.
D. Ray Cook, M.D.	              53	       Director			                                  1997
Michael F. Bushee	              39	       Director	                                    1997
Diana M. Laing	                 42	       Director			                                   1999
Ronald L. Mercer	               62	       Director				                                 1999

	Timothy J. Buchanan has been the Chairman of the Board, Chief Executive Officer, and a Director since he co-founded the Company with Mr. Vick in 1991. Mr. Buchanan founded BCI Construction, Inc. in 1984 and served as its President until February 1997. BCI Construction, Inc. was wholly owned by Mr. Buchanan prior to itsacquisition by the Company in 1994. Mr. Buchanan serves on the Oklahoma Assisted Living Task Force -Department of Human Resources, Aging Division. He is also a member of the National Governing Board of TheAssisted Living Federation of America (ALFA).

	Steven L. Vick has been the President and a Director since he co-founded the Company with Mr. Buchanan in 1991. Mr. Vick previously practiced as a certified public accountant specializing in health care consulting. Mr. Vick holds a Bachelor of Business Administration degree from Wichita State University.

	R. Gail Knott has been the Chief Financial Officer of the Company since December 1994 and has served asits Secretary and Treasurer since August 1995. From August 1993 through November 1994, she was employed as a certified public accountant by Allen, Gibbs & Houlik, L.C. From July 1987 until August 1993, she was employed as Controller and was later appointed Treasurer of Westrac Investments, Inc., a multi-unit Rent-A-Center franchisee. Ms. Knott holds a Bachelor of Business Administration degree from Wichita State University.

	Gary W. Anderson has been Senior Vice President - Operations since May 1995. From February 1992 untilMarch 1995, he was employed by Marriott International, Inc. - Senior Living Services Division. From June 1991until January 1992, Mr. Anderson was self-employed as a consultant to assisted living providers. Mr. Anderson holdsa Master of Science Degree in Public Health from Brigham Young University and a graduate certificate inGerontology from the University of Utah.

	Michael F. Frey became President of BCI Construction, Inc. in February 1997. Previously, he was the VicePresident dating back to March 1993. From March 1988 to February 1993, he was Director of
Construction for Summerfield Hotel Corporation, a national developer and operator of "all suites" hotels. Mr. Frey holds a Bachelorof Business Administration degree from Washburn University.

 Marla L. Lopeman has been Vice President - Marketing since August 1994 and has been employed by theCompany since July 1994. From December 1991 to July 1994, Ms. Lopeman was Director of Assisted LivingMarketing for Vintage Group, Inc., an operator and developer of assisted living facilities. Ms. Lopeman serves on the Oklahoma Assisted Living Task Force -
Department of Human Resources, Aging Division.

	Gary L. Nelson has been Vice President - Development since
August 1994 and has been employed by theCompany since June 1993.
From August 1992 until May 1993, Mr. Nelson was self-employed as a consultant toassisted living providers. From March 1990 until July 1992, he served as President of Asbury Villages, Inc., adeveloper and operator of assisted living in Southeast Kansas. Mr. Nelson holds a Bachelor degree in BusinessAdministration from Washburn University.

	D. Ray Cook, M.D. has been a director since 1991 and is a nominee to the Board of Directors for the 1997Annual Meeting of Stockholders. For the past 22 years, Dr. Cook has been a family practice physician in privatepractice in Wichita, Kansas. From 1986 to July 1994, he was a director of Physician Corporation of America, apublicly-held health maintenance organization. He is a member and elected fellow of the American Academy ofFamily Physicians, and is past President of the Kansas Academy. Dr. Cook is also an Assistant Professor in theDepartment of Family Practice at the Kansas University College of Medicine. Dr. Cook is a member of the GeneralBoard of the Church of the Nazarene.

	Michael F. Bushee has been a director of the Company since
November 1995 and is a nominee to the Boardof Directors for the 1997
Annual Meeting of Stockholders. Mr. Bushee is Chief Operating Officer of Meditrust, areal estate investment trust specializing in the health care industry (please refer to "Certain Transactions"). Mr. Bushee has been with Meditrust since 1987, holding various positions, including Senior
Vice President of Operationsprior to his most recent appointment. Mr. Bushee is a certified public accountant and received his Bachelor degree in Accounting from Salem State College.

	Diana M. Laing has been a director of the Company since
November 1995.  Ms. Laing is Chief FinancialOfficer and Secretary of
Arden Realty, Inc., a real estate investment trust owning and operating suburban officeproperties in southern California. From 1982 to August, 1996, she was with South West Property Trust, Inc., a publicly-held real estate investment trust which owns and manages multifamily apartment properties. During her tenure withSouth West Property Trust, Inc. or its predecessor, Southwest Realty, Ltd., she held various positions, includingcontroller, Senior Vice President and ultimately Executive Vice President and Chief Financial Officer.

	Ronald L. Mercer has been a director of the Company since
November 1995. From 1987 to the present, Mr. Mercer has been a private investor. From 1992 until the present, Mr. Mercer has been a shareholder, Presidentand Chief Executive Officer of Bethany Healthcare Corp., which leases a hospital to Columbia/HCA. Since 1992,Mr. Mercer has served as a Director of Metokote Corp., a privately-held metal coating company serving theautomobile industry. Mr. Mercer also serves as a Director of First Fidelity, a commercial bank located in OklahomaCity, Oklahoma.
Mr. Mercer is also a director and shareholder in Frontier Outpost Co., an Oklahoma City-based film and video production company. From 1989 until 1992, Mr. Mercer was employed as President and ChiefExecutive Officer of Doskocil Companies, a publicly-held food processing company.

	There are no family relationships among any of the executive officers or directors of the Company. Noarrangement or understanding exists between any director or executive officer or any other person pursuant to whichany director or executive officer was selected as a director or executive officer of the Company. Executive officers of the Company are elected or appointed by the Board of Directors and hold office until their successors are elected or until the earliest of their death, resignation or removal.

Number and Term of Directors

	The Company's Articles of Incorporation divide the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Successors to directors whose terms have expired are required to be elected by stockholder vote. Vacancies inunexpired terms and any additional positions created by Board action are filled by action of the existing Board. Theterms of Mr. Michael F. Bushee and D. Ray Cook,
M.D., will expire at the 1997 annual meeting of stockholders ofthe
Company; the terms of Messrs. Timothy J. Buchanan and Steven L. Vick will expire at the 1998 annual meetingof stockholders; and the terms of Ms. Diana M. Laing and Mr. Ronald L. Mercer will expire at the 1999 annualmeeting of stockholders.

                                      ELECTION OF DIRECTORS

	Mr. Michael F. Bushee and D. Ray Cook, M.D., are the Board's nominees for election as directors, to serveas Category II directors until the 2000 annual meeting of stockholders or until their successors are elected andqualified. Information concerning the nominees is set forth above.
Both nominees have been previously appointed to the Board by the Board.

	If, for any reason, either of the nominees shall become unavailable for election, the individuals named in theenclosed Proxy may exercise their discretion to vote for any substitutes proposed by the Board, unless the Boardshould decide to reduce the number of directors to be elected at the annual meeting. The affirmative vote of amajority of the votes cast is required for the election of each nominee for director.

	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
        VOTE FOR EACH OF THENOMINEES LISTED HEREIN.
     MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

Board Meetings

	The Board held eight (8) meetings during the fiscal year ended December 31, 1996. Messrs. Mercer and Bushee each missed one meeting. The other directors attended all of the meetings of the Board.

Board Committees

	The Company's Board has two standing committees:  the Audit
Committee and the Compensation Committee. The functions of the Audit Committee, of which Messrs. Bushee and Mercer and Ms. Laing are members, are to makerecommendations to the Board regarding the engagement of the Company's independent accountants and to reviewwith management and the independent accountants the plans for and results of each engagement, to approveprofessional services provided by the independent auditors and to review the independence of the independent auditors,the accounting and financial policies and practices, the audit scope and the adequacy of internal accounting controls. The Audit
Committee held one (1) meeting during fiscal 1996. All of the members of the Committee attended themeeting. The functions of the Compensation Committee, of which Messrs. Bushee and Mercer and Ms.
Laing aremembers, are to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, to administer the 1995 Incentive Plan, to fix the terms of certain other employee benefitarrangements and to make awards under such arrangements. The Compensation Committee held one (1) meetingduring fiscal 1996. All of the members of the Committee attended the meeting. None of the individuals serving onthe Compensation Committee has ever been an officer or employee of the Company. The Board does not have aNominating Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

	Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires eachdirector and officer of the Company, and each person who owns more than 10% of a registered class of theCompany's equity securities to file by specific dates with the United States Securities and Exchange Commission (the"SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securitiesof the Company. Officers, directors and 10% stockholders are required by SEC regulation to furnish the Companywith copies of all Section 16(a) forms they file. The Company is required to report in this Proxy Statement any failureof its directors and officers and beneficial owners of more than 10% of the Company's Common Shares to file by therelevant due date any of these reports during the Company's fiscal year.

	To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's officers,directors and 10% stockholders were complied with.

                                  EXECUTIVE COMPENSATION

	Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings byreference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filing.

	REPORT OF THE COMPENSATION COMMITTEE

History

	The Company commenced operations in 1991 as a private company. At that time and until the Companycompleted its successful initial public offering in October 1995, the executive salaries were recommended to the Boardof Directors by the executive officers, Messrs. Buchanan and Vick, who were also the then principal stockholders. Dr.
Cook along with Messrs. Buchanan and Vick constituted the Board of Directors of the Company. Salaries werebased upon cash flow, the financial condition of the Company and the perceived levels of compensation deemednecessary to recruit and retain current employees.

	The Company adopted the Sterling House Corporation 1995
Incentive Plan (the "1995 Incentive Plan") inAugust 1995. The 1995 Incentive Plan authorizes the Company to award incentive stock options and non-qualifiedstock options to purchase Common Shares and restricted stock to officers and other employees of the Company. Thepurpose of the 1995 Incentive Plan is to attract, retain and motivate officers and employees. The 1995 Incentive Planauthorizes the award of 237,000 shares of Common Shares to be used for incentive stock options, non-qualifiedoptions or restricted stock. The Incentive Plan is proposed to be amended by the stockholders (see "Proposal toApprove the Amendment of the 1995 Incentive Plan by Allocating 400,000 Additional Common
Shares"). In fiscal1995, and concurrently with the Company's initial public offering, the Company made a one time grant of non-qualified stock options to purchase 37,000 shares of Common Stock at $0.10 per share to certain executive officersand key employees of the Company (other than Messrs. Buchanan and Vick). In fiscal 1996, the Company grantedoptions to purchase 149,450 Common Shares to certain officers and key employees of the Company and 13,150options were forfeited by employees for various reasons. Messrs. Buchanan and Vick each received options topurchase 20,000 Common Shares. As of March 31, 1997, options to purchase 3,886 Common Shares have beenexercised. There are also 72,000 Common Shares issuable pursuant to options granted to the Company's four outsidedirectors (other than Messrs. Buchanan and Vick) on November 20, 1995.

The Compensation Committee

	The Board established the Compensation Committee in November 1995. The Compensation Committee'sstated purpose is to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, administer the 1995 Incentive Plan, fix the terms of other employee benefitarrangements and make awards under such arrangements. The Compensation Committee is composed of directorswho have never served as officers of the Company.

	The Compensation Committee did not conduct a formal survey of executive officer salaries at companiescomparable to the Company. The Compensation Committee believes that the use of incentive stock options,particularly for executive officers, will be a highly motivational means to compensate executive officers and to provideexecutive management with an equity stake in the Company that aligns their interests with stockholders, even thoughcertain executives are already significant stockholders of the Company (see "Security Ownership of Certain BeneficialOwners and Management").

	In fiscal 1996, Mr. Timothy J. Buchanan, Chairman and Chief Executive Officer of the Company, receivedtotal cash payments of $200,000 in salary and bonuses. The Compensation Committee considers this level ofcompensation appropriate in light of Mr. Buchanan's leadership of a newly public, growth oriented company whichhas been involved in significant development activities in fiscal 1996. Limitations on Deductibility

	The Compensation Committee has reviewed the Company's
informal compensation policies in light ofamendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paidto certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to thatlimit). At present levels of compensation, these amendments do not limit the deductions to which the Company isentitled and the Compensation
Committee has therefore concluded that no changes in the Company's compensationpolicies as a result of these amendments are
appropriate.Summary	The Compensation Committee believes that the
compensation programs of the Company and theadministration of those programs well serve the interests of the Company's stockholders. These programs allow theCompany to attract, retain and motivate exceptional management talent and to compensate executives in a manner thatreflects their contribution to both the short and long-term performance of the Company. The Company intends tocontinue to emphasize programs that it believes positively affect stockholder value.

                       Sterling House Corporation, Compensation Committee
	         Michael F. Bushee, Diana M. Laing and Ronald L. Mercer

                       Sterling House Corporation, Board of Directors
                   Timothy J. Buchanan, Steven L. Vick, D. Ray Cook, M.D.,
	                  Michael F. Bushee, Diana M. Laing and Ronald L. Mercer

Performance Graph

	Notwithstanding anything to the contrary set forth in any of the Company's previous filings under theSecurities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this section entitled "Performance Graph" shall not be incorporated by referenced into any filings or into anyfuture filings and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

	The following graph compares the cumulative total stockholder return on the Company's Common Sharesfrom October 26, 1995 (the date the Company became a public company) through December 31, 1996, and throughFebruary 28, 1997, with the cumulative total return of the Standard and Poor's Index 500 Stock and the Peer GroupIndex (as defined below).
The graph assumes the investment of $100 in the Company's Common
Shares on October26, 1995 and reinvestment of all dividends. The initial public offering price of the Company's Common Shares was$11.25 per share.

                              Comparison of Cumulative Total Return*
	October 26, 1995 to December 31, 1996 and to February 28, 1997

CUMULATIVE TOTAL RETURN*
                                          10/26/95     12/29/95       12/31/96
                                          ----------   ---------      ----------
Sterling House Corporation	                $ 100.00    $   79.38	     $  72.16
S&P 500			                                 $ 100.00    $   88.64	     $  87.98
Peer Group**			                            $ 100.00	   $  107.31	     $ 131.93

*	Cumulative  Return assumes reinvestment of dividends.  There were no dividends paid by the Company during the period presented. Cumulative Total Return assumes an initial investment of $100 on October 26, 1995.
**	Peer Group Index is composed of assisted living companies with similar capitalizations. These companies are ARV Assisted Living,Assisted Living Concepts, Emeritus Corp., and Just like Home.

Summary Compensation Table

	The following table sets forth the salary and other annual compensation paid during the fiscal years endedDecember 31, 1995 and 1996, to the Company's Chief Executive Officer and each of the other most highlycompensated executive officers of the Company whose annual salary and bonus exceeded $100,000 (collectively the"Named Executive Officers"):

                             	Summary Compensation Table
                                 Annual Compensation
			                          Fiscal
                             Year                            Other Annual	       Securities Underlying
Name and Principal Position  Ended   Salary       Bonus      Compensation(1)(2)        Options(#)
---------------------------  -----   ------       -----      ------------------  ---------------------
Timothy J. Buchanan
Chief Operating Officer and
Chief Executive Officer	     1995	  $188,869     $ 10,000        $120,060	                    -0-
                             1996	   200,000	          -0-	       120,000	                   20,000

Steven L. Vick, President	   1995	   107,665       	5,000	            -0-	                    -0-
                             1996	   140,000	         -0-	            -0-	                   20,000

Michael F. Frey, President	  1995	    69,577	      44,181             -0-	                    8,889
BCI Construction, Inc.	      1996	    75,191	      55,500             -0-                    12,000
____________________________________

(1)	Consists of certain fees payable as an incident to the Company's acquisition of BCI Construction, Inc. from Mr. Buchanan on January 1, 1994 and which terminated on December 31, 1996. See "Certain Transactions."
(2)	Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded thatthe aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of annual salary reported for any named executiveofficer.

Stock Option Grant Table

	The following table sets forth certain information concerning options granted to the Named Executive Officersduring the Company's fiscal year ended December 31, 1996:

                     Option Grants in Last Fiscal Year
			                                                                                Potential Realizable Value at
									                                                                           Assumed Annual Rate of
									                                                                          Stock Price Appreciation for
			                                    Individual Grants                                Option Term (2)
                          --------------------------------------------------------------------------------------
			                        Number of
                           Securities	        % Total
                           Underlying     Options Granted    Exercise
                            Options	      to Employees in     Price	     Expiration      5%        10%
Name			                   Granted (#)(1)     Fiscal 1996    ($/Share)       Date                   ($)             ($)
----                      --------------  ---------------   ---------    ----------  ------------------------
Timothy J. Buchanan	          20,000            13.4         $ 17.46     07/29/2006   $219,600   $556,600
Steven L. Vick	               20,000	           13.4	        $ 17.46     07/29/2006	   219,600    556,600
Michael F. Frey	              12,000	            8.0	        $ 15.88	    07/29/2006	   119,880    303,720

(1)	The shares granted to Messrs. Buchanan and Vick are exercisable at an exercise price equal to 110% of the market price at the date of grant. The shares granted to Mr. Frey are exercisable at an exercise price equal to 100% of the market price at the date of grant. All of these options are exercisable in increments of 33.33% of the shares granted, commencing on
July 29, 1997 and on each of the next twoanniversaries of the date of grant and expire ten years from the date of grant.
(2)	As required by the rules of the SEC, potential values are based on the assumption that the Company's Common Shares will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of five percent and ten percent (total appreciation of approximately 62.9% and 159.4%), respectively, and, therefore, are not intended to forecast possiblefuture appreciation, if any, in the price of the Common Shares.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table

	The following table sets forth information concerning shares acquired on exercise of stock options duringfiscal 1996 and the value of stock options held at the end of fiscal 1996 by each of the Named Executive Officers:

                                                           Number of Securities           Value of Unexercised
       			                      Shares		                  Underlying Unexercised          In-The-Money Options
			                            Acquired	       Value    Options at Fiscal Year End (#)   At Fiscal Year End ($)
Name                         On Exercise(#)  Realized($) Exercisable  Unexercisable     Exercisable Unexercisable
-------------------          -------------   ----------  --------------------------     -------------------------
Timothy J. Buchanan	               0	             0	           0	         20,000	              0          0
Steven L. Vick	                    0              0            0	         20,000	              0	         0
Michael F. Frey	                   0              0         	3,556	       17,333	          $30,760    $149,931

Employment Arrangements

	Mr. Buchanan and Mr. Vick have each entered into employment agreements (the "Employment Agreements")providing for their services to the Company as Chief Executive Officer and President, respectively.
Each Employment Agreement expires on October 30, 1998, such date to be automatically extended until the earlier of (i)death or disability, (ii) termination by the Company "for cause," or (iii) voluntary resignation "for good reason" orotherwise. In the event either executive is not terminated "for cause," voluntarily terminates their employment "forgood reason," or dies or becomes disabled, they shall receive their base salary for three years from the date of thenotice of termination and retain all Company stock options, whether or not vested. Under the EmploymentAgreements, termination "for cause" includes termination for material disloyalty, material failure or refusal to performone's duties as an officer, and felony conviction. Resignation "for good reason" is defined as resignation due to
(i) a diminution in the title, duties, base salary or benefits of such executive officer which is not part of an overalldiminution for all executive officers of the Company or (ii) the Company's material breach of the EmploymentAgreement or the 1995 Incentive Plan.

	Each Employment Agreement also provides that, for a period of three years after any termination ofemployment, the former employee may not (i) solicit any Company employees for employment, or (ii) commence anybusiness, directly or indirectly, which is in competition with the Company in any state where the Company operates or is in the process of developing more than three assisted living residences; provided, however, that in the event theformer employee's employment terminates after the first three years of their employment, such employee maycompete with the Company in Kansas and Oklahoma.

	The Company has entered into a standard form of employment agreement with certain key managementemployees (each a "Management Employment Agreement"). Each of the Management Employment
Agreements isterminable by the employee upon not less than 14 days notice. The Company may terminate the employee upon 14days notice if such termination is not for "cause" and immediately without written notice if for "cause." Under theterms of the Management Employment
Agreements, termination for "cause" includes criminal conviction, disloyalty,and failure or refusal to perform one's duties. Each Management Employment Agreement also provides that, for aperiod of twelve months following termination, the employee may not be employed by, nor for a period of 36 monthsmay the employee have any interest as an owner, investor, stockholder, member, partner or lender in or to, anybusiness which is in competition with the Company or which is in the process of developing or operating in any statewhere the Company operates or is in the process of developing three or more assisted living residences.

Compensation of Directors

	The Company pays each director who is not an employee of the Company a fee of $12,000 per year forservices as a director plus $500 for attendance in person at each meeting or telephonic meeting of the Board ofDirectors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, the Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of theCompany. In addition, directors may be eligible to receive stock options under the Company's 1995 Incentive Plan. During fiscal
1996, total outside directors' fees of $52,500 were paid in cash.

	On November 20 , 1995, the four outside directors were granted options for the issuance of a total of 72,000of the Company's Common Shares (See "Executive Compensation - Non-Plan Options").

1995 Incentive Plan

	Scope. The Board and stockholders of the Company have approved the Sterling House Corporation 1995Incentive Plan (the "1995 Incentive Plan"). The 1995 Incentive Plan authorizes the Company to award incentive stockoptions and non-qualified stock options to purchase Common Shares, restricted stock, phantom stock and performanceshares to officers and other employees of the Company. The purposes of the 1995 Incentive Plan is to attract, retainand motivate officers and employees.

	The 1995 Incentive Plan authorizes the award of 237,000 shares of Common Shares to be used for incentivestock options, non-qualified stock options, restricted stock, phantom stock or performance shares. If an award madeunder the 1995 Incentive Plan expires, is canceled or is otherwise terminated, those shares will be available for futureawards under the 1995 Incentive Plan. The 1995 Incentive Plan will terminate on
August 26, 2005.

	Administration. The 1995 Incentive Plan is administered by the Company's Compensation Committee whichis composed of at least three directors who are disinterested within the meaning of Rule 16b-3 promulgated underSection 16(b) of the Exchange Act. Subject to the provisions of the 1995 Incentive Plan, the Compensation Committeewill have authority to select those officers and other employees of the Company to receive awards, to determine thetime or times of receipt, to determine the types of awards and the number of shares covered by the awards, and toestablish the terms, conditions and provisions of such awards. In making such award determinations, theCompensation
Committee may take into account the nature of services rendered by the officer or employee, his or her present and potential contribution to the Company's growth and success, and such other factors as theCompensation Committee deems relevant. The Compensation
Committee is authorized to interpret the 1995 IncentivePlan, to establish, amend, and revoke any rules and regulations relating to the Incentive Plan, to determine the termsand provisions of any agreements made pursuant to the 1995 Incentive Plan, and to make all other determinations thatmay be necessary or advisable for the administration of the 1995 Incentive Plan.

	Stock Options. Both incentive stock options and non-qualified stock options (collectively referred to as"Stock Options") may be granted pursuant to the 1995 Incentive Plan. In the future, all Stock Options granted underthe 1995 Incentive Plan will have an exercise price per share to be determined by the Compensation Committee,provided that the exercise price per share under each incentive stock option shall not be less than the fair market valueof a share of Common Share at the time the incentive stock option is granted (110% of such fair market value in thecase of incentive stock options granted to a stockholder who owns 10% or more of the Company's Common Shares). The maximum term for all Stock Options granted under the 1995 Incentive Plan is ten years (five years in the case of an incentive stock option granted to a stockholder who owns 10% or more of the Company's Common Shares). Moreover, no Stock Options may be granted under the 1995 Incentive Plan more than ten years after the date of itsadoption. All Stock Options are non-transferable other than by will or the laws of descent and distribution or aqualified domestic relations order, and during an optionee's lifetime may be exercised only by the optionee or theoptionee's guardian or legal representative. Stock Options are exercisable at such time and in such installments as the Compensation Committee may provide at the time the Stock Option is granted. The Compensation Committeemay accelerate the exercisability of any Stock Option at any time. The purchase price for shares acquired pursuant to the exercise of a Stock Option must be paid in the manner determined by the Compensation Committee. The termsand conditions of Stock Options relating to their treatment upon termination of the optionee's employment will bedetermined at the time the Stock Options are granted. An optionee is not deemed to be the owner of any shares ofCommon Shares subject to any Stock Option until the Stock Option has been exercised, the Company has issued anddelivered the shares to the optionee and the optionee's name has been entered as a stockholder of record on the booksof the Company. A one time grant of non-qualified options to purchase 32,089 shares were granted to executiveemployees
(none of whom are executive officers named in the Summary
Compensation Table with the exception ofMr. Michael F. Frey) and options to purchase 4,911 shares were granted to key employees on October 26, 1995 at an exercise price of $0.10 per share. The options vested immediately and are exercisable in three 20% increments at the end of each six month period commencing at the end of April 1996 with the remaining 40% balance becomingexercisable on October 26, 1997. These options expire ten years from the date of grant. As of March 31, 1997,options to purchase 3,886 Common Shares have been exercised.

	Restricted Stock. No restricted stock shares have been issued pursuant to the 1995 Incentive Plan as ofDecember 31, 1996. Restricted stock awards are grants of Common Shares made to officers and employees subject to conditions established by the Compensation
Committee. The terms of a restricted stock award, including therestrictions placed on such shares and the time or times at which such restrictions will lapse, will be determined by the Compensation Committee at the time the award is made. Unless the Compensation Committee determinesotherwise, holders of restricted stock shall have the right to vote the shares of restricted stock and to receive alldividends thereon. The Compensation Committee may determine at the time of an award of restricted stock thatdividends paid on such shares may be paid to the grantee or deferred. Deferred dividends (together with any interestaccrued thereon) will be paid upon the lapsing of the restrictions on the shares of restricted stock or forfeited upon the forfeiture of the shares of restricted stock. The agreements evidencing awards of restricted stock must set forth the terms and conditions of such awards and the effect of a grantee's termination of employment.

	Phantom Stock. No phantom stock has been awarded pursuant to the 1995 Incentive Plan as of December 31, 1996. The Compensation

Committee may award shares of phantom stock to a participant by means of a bookkeeping entry on behalf of such participant by which his or her account is credited (but not funded) as thoughshares of Common Shares had been transferred to such account. The Compensation Committee may specify thenumber of shares of Common Shares covered by such awards and may prescribe the terms and conditions under whicha participant's right to receive payment for phantom stock will become vested. A participant to whom shares ofphantom stock have been awarded shall generally have none of the rights of a stockholder with respect to such shares;however, a participant's phantom stock account may be credited with cash or stock dividends declared with respect to shares of Common Shares represented by shares of phantom stock. Payment to a participant for shares of phantomstock credited to his or her account may be made in
cash, shares of Common Shares or a combination of both.	Performance
Shares. No performance shares have been awarded pursuant to the 1995 Incentive Plan as ofDecember 31, 1996. Performance shares may be awarded at such times as the Compensation Committee maydetermine and the vesting of performance shares will be based upon the attainment of specified performance objectivesby the Company, a subsidiary or a division within the specified performance period (the "Performance
Cycle"). Performance objectives and the length of the Performance Cycle for performance shares will be determined by theCompensation
Committee at the time the award is made. Prior to the end of a Performance Cycle, the CompensationCommittee, in its discretion, may adjust the performance objectives to reflect a change in capitalization, a change inthe tax rate or book tax rate of the Company or any subsidiary, or any other event which may materially affect theperformance of the Company, a subsidiary or division. The agreements evidencing awards of performance shares will set forth the terms and conditions of such awards, including those applicable in the event of the grantee'stermination of employment. Performance shares are awarded in the form of shares of restricted stock. TheCompensation Committee will determine the total number of performance shares subject to an award and the time ortimes at which the performance shares will be issued to the grantee at the time the award is made. In addition, theCompensation Committee will determine
(i) the time or times at which the awarded but not issued performance sharesshall be issued to the grantee, and (ii) the time or times at which awarded and issued performance shares shall become vested in or forfeited by the grantee, in either case based upon the attainment of specified performance objectiveswithin the Performance Cycle. At the time the award of performance shares is made, the Compensation Committeemay determine that dividends be paid or deferred on the performance shares issues. Deferred dividends (together withany interest accrued thereon) will be paid upon the lapsing of restrictions on performance shares or forfeited upon theforfeiture of performance shares. Upon a change in control, all restrictions shall lapse on a percentage of theperformance shares, as determined by the Compensation Committee at the time the award of performance shares ismade.

	Adjustments. In the event of any change in the outstanding shares of Common Shares by reason of anyreclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants orrights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similarchange in the corporate structure, the aggregate number of shares of Common Shares with respect to which awardsmay be made under the 1995 Incentive Plan, and the terms and the number of shares of restricted stock, phantomstock or performance shares, or the number of shares of Common Shares underlying any outstanding Stock Optionsmay be equitably adjusted by the Compensation Committee in its sole discretion.

	Termination and Amendment. The 1995 Incentive Plan may be terminated or amended by the Board,provided that, in the absence of stockholder approval, no amendment of the 1995 Incentive Plan may materiallyincrease the total number of shares of Common Shares with respect to which awards may be made under the 1995Incentive Plan
(except as discussed in "Adjustments" above), change the exercise price of a Stock Option, materiallymodify the requirements as to eligibility for participation in the 1995 Incentive Plan or materially increase the benefitsaccruing to participants under the 1995 Incentive Plan. No amendment of the 1995 Incentive Plan may adversely alteror impair any Stock Option or share of restricted or phantom stock or performance shares awarded under the 1995Incentive Plan prior to such amendment without the consent of the holder thereof.

Non-Plan Options

	In addition to stock options granted pursuant to the 1995 Incentive Plan, the Company granted in November1995, non-qualified options outside of the 1995 Incentive Plan to purchase 18,000 shares of Common Shares (the "Non-Plan Options") to each of Dr. Cook, Messrs. Bushee and Mercer and Ms. Laing. The Non-Plan Options weregranted at an exercise price equal to 100% of the initial public offering price ($11.25). The options are exercisable in increments of 33.33% of the shares granted, commencing on November 20, 1996 and on each of the next twoanniversaries of the date of grant and expire ten years from the date of grant.

	PROPOSAL TO APPROVE THE AMENDMENT OF THE 1995
	      INCENTIVE PLAN BY ALLOCATING 400,000
	             ADDITIONAL COMMON SHARES

	The Board, on March 27, 1997, adopted a resolution to amend the Sterling House Corporation 1995 IncentivePlan subject to the approval by the stockholders at the Annual Meeting. The amendment of the Incentive Plan, byallocating 400,000 additional Common Shares, is being submitted to the stockholders for approval as a method tocompensate certain employees of the Company. The Board determined that such amendment is necessary in order toassist in accomplishing the Board's goals concerning compensation of employees.

	The affirmative vote of a majority of the votes cast on this proposal will constitute approval of the amendmentof the Incentive Plan.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF THEAMENDMENT OF THE INCENTIVE PLAN.

	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL	OWNERS AND MANAGEMENT

	The following table presents certain information as of March 1, 1997, regarding the beneficial ownership of Common Shares by (i) each of the directors and Named Executive Officers of the Company individually,
(ii) allpersons known by the Company to be beneficial owners of 5% of more of the Common Shares, and (iii) all directorsand executive officers of the Company as a group. Unless otherwise noted, the persons listed below have sole votingand investment power and record and beneficial ownership with respect to such shares.

Name and Address of	       	           	Number of Shares
Beneficial Owner   			                  Beneficially Owned        Percentage
--------------------------              ------------------        -----------
Timothy J. Buchanan		                     	942,770(1)		             18.71%
Suite 500, 453 South Webb Road
Wichita, Kansas  67207

Steven L. Vick		                          	734,087(2)    		         14.57%
Suite 500, 453 South Webb Road
Wichita, Kansas  67207

D. Ray Cook, M.D.		                      	627,001(3)(4)  	          12.43%
315 North Hillside
Wichita, Kansas 67214

Michael F. Frey		                          	5,334                 				*
Suite 500, 453 South Webb Road
Wichita, Kansas  67207

The Kaufman Fund, Inc.	                  	390,000(5)     	         	7.18%
43rd Floor
140 East 45th Street
New York, New York  10017

J.P. Morgan & Co.		                      	285,500(6) 	             	5.36%
60 Wall Street
New York, New York  10260

Palisade Capital Management, L.L.C.       646,300(7)  	           	11.37%
One Bridge Plaza, Suite 695Fort Lee,
New Jersey  07024

Ronald L. Mercer		                        	28,000(3)(4)            		*

Michael F. Bushee	                        		6,000(3)(4)            		*

Diana M. Laing	                           		6,000(3)(4)            		*

All directors and executive
officers as a group
(11 persons)		                        		2,358,694(3)(8)           	46.46%

*	Less than one percent.
(1)	Includes 20,000 shares owned beneficially by Mr. Buchanan's
children.
(2)	Includes 20,000 shares owned beneficially by Mr. Vick's children.
(3)	Does not include certain Non-Plan Options.
(4)	Includes the right to purchase 6,000 Common Shares pursuant to certain currently exercisable Non-Plan Options.
(5)	According to information set forth on Schedule 13G provided to the Company by the beneficial owner.
(6)	According to information set forth on Schedule 13G provided to the Company, beneficial owner has sole investing power for all shares,but only sole voting power as to 178,700 shares.
(7)	According to information set forth on Schedule 13G provided to the Company by the beneficial owner.  Includes 312,200 CommonShares which beneficial owner has right to acquire upon conversion of convertible securities.
(8)	Includes the right to purchase an aggregate of 5,036 Common Shares pursuant to certain currently exercisable options issued under the 1995 Incentive Plan to Mesdames. Knott and Lopeman and to Messrs.
Anderson and Nelson.

			CERTAIN TRANSACTIONS

	On January 1, 1994, the Company purchased all of the capital stock of BCI Construction, Inc. ("BCI") fromMr. Timothy J. Buchanan, a director and Chief Executive Officer of the Company, for $300,000 paid in the form of a promissory note. The note was payable over a three year period ending December 31, 1996 in equal monthlyinstallments. The note bore interest at the "applicable federal rate," which was 6.45% at December 31, 1994. At the time of the purchase of BCI, BCI had an outstanding demand loan to Mr. Buchanan in the amount of $100,000,bearing interest at an imputed rate of 4.8% per annum. At December 31, 1996, the net balance owed by the Companyto Mr.
Buchanan was $-0-. The Company repaid this balance using proceeds from the initial public offering. TheCompany entered into a consulting agreement with Mr. Buchanan whereby he receives $10,000 per month throughDecember 1996.

	On December 1, 1995, the Company entered into a $43 Million financing commitment with Meditrust toprovide construction and sale/leaseback financing relating to twenty-five assisted living facilities. Mr. Bushee, adirector of the Company, is the Chief Operating Officer of Meditrust. The commitment with respect to constructionloans expires in two years, and the commitment with respect to sale/leaseback financing in three years, following theclosing of the first construction loan. Each lease will be for a term of ten to fifteen years and the Company will havetwo five year renewal options. The leases will generally require the Company to be responsible for all operatingcosts, including, but not limited to, repairs, property taxes and insurance. The annual base rent for the initial term of each lease will be determined by multiplying the purchase price to be paid by Meditrust by the sum of 3.5% plusthe effective yield of the ten year U.S. Treasury Notes prevailing at the time of each transaction. The annual base rent will increase each year based upon the increase in the Consumer Price Index for the previous year. All residences financed with Meditrust will be subject to cross-default provisions. To date, a total of nine facilities have been financed with Meditrust.Future Transactions

	In the future, all transactions between the Company and its affiliated entities, executive officers, directors or stockholders will be on terms which will continue to be no less favorable to the Company than the Company couldobtain from non-affiliated parties.

	RATIFICATION OF INDEPENDENT ACCOUNTANTS
     Ernst & Young LLP has served as the Company's independent accountants since its appointment for fiscal1994. The Board on the unanimous recommendation of the Audit Committee, has selected Ernst &
Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1997, subject to ratification by thestockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the meetingto respond to questions and will have an opportunity to make a statement if they desire to do so.

	All services provided to the Company by Ernst & Young LLP were approved by the Audit Committee, whichalso considered the possible effect on the independence of Ernst & Young LLP by rendering such services.

	Audit services of Ernst & Young LLP for fiscal 1996 included the examination of the consolidated financialstatements, services related to filings with the SEC, and the performance of limited reviews of the
Company'sunaudited financial information.	The affirmative vote of a
majority of the votes cast on this proposal will constitute ratification of theappointment of Ernst & Young LLP.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF THEAPPOINTMENT OF ERNST & YOUNG
LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR
FISCALYEAR 1997.

		 	OTHER MATTERS

	As of the date of this Proxy Statement, the Board knows of no other business that will be presented bymanagement for consideration at the Annual Meeting. If any other business properly comes before the AnnualMeeting, the proxy holders intend to vote the proxies as recommended by the Board.

	STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


	Stockholder proposals intended to be presented at the 1998 Annual Meeting of the stockholders must bereceived by the Company in writing no later than January 24, 1998. Proposals must be mailed to Sterling HouseCorporation, Suite 500, 453 South Webb Road, Wichita, Kansas
67207, ATTN:  Secretary, R. Gail Knott.

                 ANNUAL REPORT (FORM 10-K)
 The Company undertakes, on written request and without charge, to provide each person from whom the accompanying Proxy is solicited with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1996, as filed with the SEC, including the financial statements and schedules. Requests should beaddressed to Sterling House Corporation, Suite 500, 453 South Webb Road, Wichita, Kansas 67207, ATTN: Secretary,
R. Gail Knott.


                                       					By Order of the Board of Directors



                                        				R. Gail Knott,
			                                       		Chief Financial Officer, Secretary
                                       					and Treasurer
April 10, 1997